Exhibit 10.9

May 1, 2000

To Mr. Lau Wai Fai
Present

Dear Mr. Lau,

We are pleased to offer you the position of Manager, Finance & Administration with the following terms and conditions:

1. Effective from May 1, 2000

2. HKD18,000.00 as monthly salary.

3. You are entitled to have 15 working days as annual leave upon the completion of 1 year service.

4. Year-end bonus

The payment period is from January 1st to December 31st of each year. You are entitled to a year-end bonus equal to one month basic salary when you complete one year service with our Company. Calculation shall be on pro-rata basic when your service period is less than one year.

5. MDF

Both you and our Company will contribute 5% of your basic monthly salary.

6. Termination

One month notice in advance or one monthly salary in lieu of notice.

If you accept the above, please sign and return the duplicate copy of this letter

Yours faithfully, accept by:

/s/ Jerry Lui /s/ Lau Wai Fai

Jerry Lui Lau Wai Fai